Moody National REIT II, Inc. POS EX

Exhibit 99.1

CONSENT OF INDEPENDENT VALUATION EXPERT

We hereby consent to the reference to our name and the description of our role in the valuation process with respect to that certain real property commonly known as the Residence Inn Austin hotel, owned by Moody National REIT II, Inc. (the “Company”), whether included or incorporated by reference in (i) the Company’s Registration Statement on Form S-11 (File No. 333-198305) and the prospectus included therein and any amendments thereto and (ii) any other registration statements filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and any prospectuses included therein and any amendments thereto.

March 20, 2017	CBRE Inc. – Valuation & Advisory Services

	By:	/s/ Karen Muyskens Fuller
	Name:	Karen Muyskens Fuller, MAI
	Title:	First Vice President